     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 1, 2002


                                                      REGISTRATION NO. 333-75282
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                               CORIXA CORPORATION
             (Exact name of Registrant as Specified in Its Charter)

                      DELAWARE                                             91-1654387
  (State or other jurisdiction of Incorporation or            (I.R.S. Employer Identification No.)
                    Organization)

            1124 COLUMBIA STREET, SUITE 200, SEATTLE, WA 98104-2040
                                 (206) 754-5711
   (Address, Including Zip Code, and Telephone Number Including Area Code, of
                   Registrant's Principal Executive Offices)

                             ---------------------

                              STEVEN GILLIS, PH.D.
                            CHIEF EXECUTIVE OFFICER
                               CORIXA CORPORATION
            1124 COLUMBIA STREET, SUITE 200, SEATTLE, WA 98104-2040
                                 (206) 754-5711
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                             ---------------------

                                   COPIES TO:
                               STEPHEN M. GRAHAM
                                 ALAN C. SMITH
                       ORRICK, HERRINGTON & SUTCLIFFE LLP
            719 SECOND AVENUE, SUITE 900, SEATTLE, WASHINGTON 98104
                                 (206) 839-4300

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                                    ------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY UNDERTAKES TO AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MARCH 1, 2002


                                 [CORIXA LOGO]

                                8,200,000 SHARES

                               CORIXA CORPORATION
                             ---------------------

                                  COMMON STOCK
                             ---------------------

     The selling stockholders may offer for sale up to 8,200,000 shares of our common stock from time to time. Of these shares, 8,100,000 may be issued to and resold by BNY Capital Markets, Inc., or CMI, pursuant to a private equity line financing agreement, sometimes referred to as the "equity line facility," as further described in this prospectus. The remaining 100,000 shares may be issued upon exercise of warrants held by employees of Shoreline Pacific, LLC, or Shoreline, our placement agent in connection with the equity line facility. We will not receive any of the proceeds from the sale of the shares by CMI or the Shoreline employees under this prospectus.


     Our common stock is quoted on the Nasdaq National Market under the symbol "CRXA." On February 22, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $10.54 per share.


     INVESTING IN THE COMMON STOCK INVOLVES RISK.   SEE "RISK FACTORS" BEGINNING
ON PAGE 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


                 The date of this prospectus is March 1, 2002.

                               TABLE OF CONTENTS

                                    CONTENTS


                                                               PAGE
                                                               ----
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........      3
RISK FACTORS................................................      4
RECENT DEVELOPMENTS.........................................     17
EQUITY LINE FINANCING AGREEMENT.............................     17
DESCRIPTION OF WARRANTS.....................................     23
SELLING STOCKHOLDERS........................................     24
PLAN OF DISTRIBUTION........................................     25
LEGAL MATTERS...............................................     27
EXPERTS.....................................................     27
WHERE YOU CAN FIND MORE INFORMATION.........................     27


                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS. NEITHER WE NOR ANY OF THE SELLING STOCKHOLDERS HAS AUTHORIZED ANYONE TO GIVE YOU DIFFERENT INFORMATION OR REPRESENTATIONS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE AFTER ITS DATE. THIS PROSPECTUS IS AN OFFER TO SELL, AND A SOLICITATION OF OFFERS TO BUY, THE SHARES OFFERED BY THIS PROSPECTUS ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.

                             ---------------------

     ANERGIX(R), MELACINE(R), MPL(R), CORIXA(R), BEXXAR(R) and stylized Corixa logo(R) are registered trademarks and ANERGIX.MG(TM), ANERGIX.MS(TM), ANERGIX.RA(TM), ANERVAX(TM), ANERVAX.DB(TM), ANERVAX.RA(TM), DETOX(TM), DETOX B-SE(TM), PVAC(TM), RIBI-529(TM), ENHANZYN(TM), BEXXAR and Design(TM), and POWERED BY CORIXA(TM) are trademarks of Corixa Corporation. All other brand names, trademarks or service marks referred to in this prospectus are the property of their respective owners.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     Our disclosure and analysis in this prospectus and the documents incorporated by reference, including the documents listed below in the section entitled "Where You Can Find More Information," contain forward-looking statements, which provide our current expectations or forecasts of future events. Forward-looking statements include, without limitation:



     - information concerning possible or assumed future results of operations, trends in financial results and business plans, including those relating to earnings growth and revenue growth;



     - statements about the level of our costs and operating expenses relative to our revenues, and about the expected composition of our revenues;



     - statements about our product development schedule;



     - statements about our expectations for regulatory approval of any of our product candidates;



     - statements regarding expected payments under collaboration agreements;



     - statements about our future capital requirements and the sufficiency of our cash, cash equivalents, investments and available equity line facilities and bank borrowings to meet these requirements;



     - statements about our future operational and manufacturing capabilities;



     - other statements about our plans, objectives, expectations and intentions; and



     - other statements that are not historical facts.


     Words such as " believes," "anticipates" and "intends" may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the factors described in the section entitled "Risk Factors" in this prospectus.

     You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the Securities and Exchange Commission, or SEC, after the date of this prospectus.

                                  RISK FACTORS

     You should carefully consider the risks described below, together with all other information contained in this prospectus. If any of the following risks actually occur, our business, financial condition or operating results may be harmed. In that case, the trading price of our common stock may decline.

WE ARE AT AN EARLY STAGE OF PRODUCT DEVELOPMENT AND MAY NOT BE ABLE TO SUCCESSFULLY COMMERCIALIZE OUR PRODUCT CANDIDATES.

     We are at an early stage in the development of the majority of our therapeutic, prophylactic and diagnostic product candidates. The development of safe and effective therapies for treating people with autoimmune diseases, cancer or infectious diseases is highly uncertain and subject to numerous risks. Product candidates that may appear to be promising at early stages of development may not reach the market for a number of reasons. Product candidates may be found ineffective or cause harmful side effects during clinical trials, may take longer to progress through clinical trials than anticipated, may fail to receive necessary regulatory approvals, may prove impracticable to manufacture in commercial quantities at reasonable cost and with acceptable quality or may fail to achieve market acceptance.


     We have not commercialized any products, other that MELACINE(R), which is approved for sale in Canada, and an immunotherapeutic product that has been approved on a named-patient basis in Germany, which product incorporates our MPL(R) adjuvant, our proprietary adjuvant added to the product to heighten the immune response to the antigens in the product. We receive payments from Schering Plough Limited for supply of MELACINE for commercial sale. The U.S. Food and Drug Administration, or FDA, has up to six months from September 10, 2001, to provide a regulatory decision on our most advanced product candidate, BEXXAR(R). However, we may not be successful in obtaining regulatory approval for BEXXAR or any of our other product candidates, or in commercializing these product candidates if approval is obtained.


OUR PRODUCT CANDIDATES ARE SUBJECT TO A GOVERNMENT REGULATORY APPROVAL PROCESS THAT IS UNCERTAIN, TIME-CONSUMING AND EXPENSIVE AND MAY NOT RESULT IN ANY APPROVED PRODUCTS.

     Any products that we develop are subject to regulation by federal, state and local governmental authorities in the United States, including the FDA, and by similar agencies in other countries. Any product that we develop must receive all relevant regulatory approvals or clearances before it may be marketed in a particular country. The regulatory process, which includes extensive preclinical studies and clinical trials of each product candidate in order to study its safety and efficacy, is uncertain, can take many years and requires the expenditure of substantial resources. Clinical trials of our product candidates may not demonstrate safety and efficacy to the extent necessary to obtain regulatory approvals for the indications being studied, if at all. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. The failure to demonstrate adequately the safety and efficacy of any of the product candidates by us could delay or prevent regulatory approval of the product candidate.

     The timing and completion of current and planned clinical trials of our product candidates depend on, among other factors, the rate at which patients are enrolled, which is a function of many factors, including:

     - the size of the patient population;

     - the proximity of patients to the clinical sites;

     - the number of clinical sites;

     - the eligibility criteria for the study; and

     - the existence of competing clinical trials.

Delays in patient enrollment in clinical trials may occur, which may result in increased costs, program delays or both.

     Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Data from a Phase III clinical trial of MELACINE, our melanoma vaccine, with the primary endpoint being the comparison of disease-free survival between patients with Stage II melanoma who, following surgical removal, received MELACINE vaccine versus observation only, showed no statistically significant difference in disease-free survival of the eligible patient population. Recent discussions with the FDA regarding the outcome of this trial have determined that approval of MELACINE in the United States will require an additional clinical trial. We may not perform an additional trial and, even if we do, MELACINE may not be approved by the FDA.

     In addition, we may encounter delays or the FDA may reject our product candidates, based on changes in regulatory policy during the period of product development, extension of the period of review of any application for regulatory approval or other factors beyond our control. Delays in obtaining regulatory approvals:

     - would adversely affect the marketing of any products we develop;

     - could impose significant additional costs on us;

     - would diminish any competitive advantages that we may attain; and

     - could adversely affect our ability to receive royalties and generate revenues and profits.


     For example, we filed a Biologics License Application, or BLA, for BEXXAR in June 1999. In August 1999, the FDA sent us a refusal to file letter. We resubmitted the BEXXAR BLA in September 2000 and in March 2001 we received a complete review letter from the FDA following the agency's six-month review of the BEXXAR BLA. In response to the complete review letter, on September 10, 2001, we submitted additional clinical and manufacturing information. As a result of the extensive amount of material that we submitted and our subsequent discussions with the FDA, the FDA has concluded that the Oncological Drugs Advisory Committee, or ODAC, would not be prepared to review BEXXAR at its February 2002 meeting. The next ODAC meeting is tentatively scheduled for June 2002. The FDA may conclude, however, that it needs additional time to review the materials that we submitted in response to the complete review letter which would further delay FDA review of BEXXAR.


     Regulatory approval, if granted, may entail limitations on the indicated uses for which the approved product may be marketed. These limitations could reduce the size of the potential market for the product. Product approvals, once granted, may be withdrawn if problems occur after initial marketing. Further, manufacturers of approved products are subject to ongoing regulation, including compliance with FDA regulations governing Good Manufacturing Practices, or GMP. Failure to comply with manufacturing regulations can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to renew marketing applications and criminal prosecution.

WE MAY BE REQUIRED TO PERFORM ADDITIONAL CLINICAL TRIALS OR CHANGE THE LABELING OF OUR PRODUCTS IF WE OR OTHERS IDENTIFY SIDE EFFECTS AFTER OUR PRODUCTS ARE ON THE MARKET, WHICH COULD HARM SALES OF THE AFFECTED PRODUCTS.

     If we or others identify side effects after any of our products are on the market, or if manufacturing problems occur:

     - regulatory approval may be withdrawn;

     - reformulation of our products, additional clinical trials, changes in labeling of our products or changes to or re-approvals of our manufacturing facilities may be required;

     - sales of the affected products may drop significantly;

     - our reputation in the marketplace may suffer; and

     - lawsuits, including class action suits, may be brought against us.

Any of the above occurrences could harm or prevent sales of the affected products or could increase the costs and expenses of commercializing and marketing these products.

ACCEPTANCE OF BEXXAR IN THE MARKETPLACE IS UNCERTAIN AND FAILURE TO ACHIEVE MARKET ACCEPTANCE WILL LIMIT OUR POTENTIAL REVENUE FROM SALES OF BEXXAR.

     If our most advanced product candidate, BEXXAR, is approved, it would represent a significant departure from currently approved methods of treatment for non-Hodgkin's lymphoma, or NHL, because it would require medical personnel to handle radioactive materials. As with any new drug, doctors may be inclined to continue to treat NHL patients with conventional therapies, in this case chemotherapy and biologics. Further, oncologists and hematologists are not typically licensed to administer radioimmunotherapies such as BEXXAR and will need to engage a nuclear medicine physician or receive specialty training to administer BEXXAR. Nuclear Regulatory Commission regulations permit BEXXAR to be administered on an outpatient basis in most cases that we currently contemplate. However, market acceptance could be adversely affected to the extent hospitals are required under applicable state, local or individual hospital regulations to administer the therapeutic dose of BEXXAR on an in-patient basis.

BECAUSE WE HAVE LIMITED SOURCES OF REVENUE, OUR RESULTS OF OPERATIONS ARE UNCERTAIN AND MAY FLUCTUATE SIGNIFICANTLY, WHICH COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECREASE.


     To date, almost all of our revenue has resulted from payments made under agreements with our corporate partners, and we expect that most of our revenue will continue to result from corporate partnerships until approval and commercialization of significant products. Payments under corporate partnerships and licensing arrangements are subject to significant fluctuations in both timing and amount. We may not receive anticipated revenue under existing corporate partnerships, and we may be unable to enter into any additional corporate partnerships.


     Since our inception, we have generated only minimal revenue from diagnostic product sales and no significant revenue from therapeutic or prophylactic product sales. With the exception of MPL adjuvant, which has been approved for sale on a named-patient basis in Germany, and MELACINE, which is available for sale in Canada, we cannot predict when, if ever, our research and development programs will result in commercially available immunotherapeutic products. We do not know when, if ever, we will receive any significant revenue from commercial sales of these products.

     As a result of our limited sources of revenue, our results of operations have varied significantly from quarter to quarter and year to year in the past and we expect them to continue to fluctuate. Because of these fluctuations, we believe that period-to-period comparisons of our results of operations are not meaningful. In addition, our results of operations for a particular quarter or year may fall below the expectations of securities analysts and investors, which could result in a decrease in our stock price.

WE EXPECT TO INCUR FUTURE OPERATING LOSSES AND MAY NEVER ACHIEVE PROFITABILITY.


     We have experienced significant operating losses in each year since our inception on September 8, 1994. As of December 31, 2001, our accumulated deficit was approximately $903.2 million, of which $679.4 million is attributable to the write-off of in-process research and development costs associated with the acquisitions of four companies. We may incur substantial additional operating losses over at least the next several years. These losses have been and may continue to be principally the result of the various costs associated with our acquisition activities, including the expenses associated with the write-off of in-process research and development, research and development programs, preclinical studies and clinical activities. We may never achieve profitability, and our ability to achieve a consistent, profitable level of operations depends in large part on our:


     - entering into agreements with corporate partners for product discovery, research, development and commercialization;

     - obtaining regulatory approvals for our product candidates; and

     - successfully manufacturing and marketing our products once they are approved for sale.

Even if we are successful in the above activities, our operations may not be profitable.

WE WILL NEED ADDITIONAL CAPITAL AND OUR ABILITY TO IMPLEMENT OUR EXISTING FINANCING PLANS AND SECURE ADDITIONAL FUNDING IS UNCERTAIN.

     We may be unable to raise on acceptable terms, if at all, the substantial capital resources necessary to conduct our operations. If we are unable to raise the required capital, we may be forced to limit some or all of our research and development programs and related operations, curtail commercialization of our product candidates and, ultimately, cease operations. Our future capital requirements will depend on many factors, including:

     - continued scientific progress in our discovery and research programs;

     - progress with preclinical studies and clinical trials;

     - the magnitude and scope of our discovery, research and development programs;

     - our ability to maintain existing, and establish additional, corporate partnerships and licensing arrangements;

     - the time and costs involved in obtaining regulatory approvals;

     - the time and costs involved in expanding and maintaining our manufacturing facilities;

     - the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims;

     - the potential need to develop, acquire or license new technologies and products; and

     - other factors beyond our control.


     Although we may have funds available under the CMI equity line facility, CMI is not obligated to purchase shares of our common stock unless a number of conditions have been satisfied. First, it generally has no obligation to purchase shares to the extent that the volume weighted average price of our common stock during the specified valuation period following the exercise of our right to sell shares to CMI under the equity line facility is below $5.00 per share. There can be no assurance that the price of our common stock will meet this minimum trading price condition to enable us to draw down funds under the equity line facility. Second, CMI is only obligated at any given request to purchase shares in a minimum aggregate amount of $500,000 and in a maximum aggregate amount of $3.5 million Furthermore, CMI has no obligation to purchase shares on a given day if our daily trading volume falls below a specified minimum. Finally, on trading days where the common stock is not listed and approved for trading on the principal trading exchange of our common stock or where trading is restricted, we might not have the right to sell any shares to CMI.


     In addition to any funds available under the CMI equity line facility, we intend to seek additional funding through corporate partnerships, and also may seek additional funding through:

     - public or private equity financings, which could result in significant dilution to our stockholders;

     - public or private debt financings; and

     - capital lease transactions.

     We believe that our existing capital resources, committed payments under existing corporate partnerships and licensing arrangements, bank credit arrangements, the CMI equity line facility, equipment financing and interest income will be sufficient to fund our current and planned operations over at least the next 18 months. However, a substantial number of the payments to be made by our corporate partners and other licensors depend on us achieving development and regulatory milestones. Failure to achieve these milestones may reduce the period during which we will be able to fund operations without additional capital resources.

IF OUR CORPORATE PARTNERSHIPS ARE UNSUCCESSFUL OR IF WE ARE UNABLE TO ESTABLISH CORPORATE PARTNERSHIPS IN THE FUTURE, OUR REVENUE GROWTH AND PRODUCT DEVELOPMENT MAY BE LIMITED.


     The success of our business strategy largely depends on our ability to enter into multiple corporate partnerships and to manage effectively the numerous relationships that may result from this strategy. We derived 95%, 94% and 94% of our revenue for the years ended December 31, 2001, 2000 and 1999 from research and development and other funding under our existing corporate partnerships.


     We have established relationships with various corporate partners, including Medicis Pharmaceutical Corporation, GlaxoSmithKline Biologicals, S.A., or GSK, a subsidiary of GlaxoSmithKline plc, Japan Tobacco, Inc., Inpharzam International S.A., a wholly owned subsidiary of Zambon Group, spa, Zenyaku Kogyo Co., Ltd., Schering Corporation, Schering-Plough, Ltd. and N.V. Organon, among others. The process of establishing corporate partnerships is difficult and time-consuming. Our discussions with potential partners may not lead to the establishment of new corporate partnerships on favorable terms, if at all. If we successfully establish new corporate partnerships, such partnerships may never result in the successful development of our product candidates or the generation of significant revenue.

     Management of our relationships with our corporate partners requires:

     - significant time and effort from our management team;

     - coordination of our research with the research priorities of our corporate partners;

     - effective allocation of our resources to multiple projects; and

     - an ability to attract and retain key management, scientific and other personnel.

     Some of our corporate partners have options to license aspects of our technology. Any of these corporate partners may not exercise its option to license this technology. We have also entered into corporate partnerships with several companies for the development, commercialization and sale of diagnostic products incorporating our proprietary antigen technology. These diagnostic corporate partnerships may never generate significant revenue.

     Because we generally enter into research and development collaborations with corporate partners at an early stage of product development, our success largely depends on the performance of our corporate partners. We do not directly control the amount or timing of resources devoted by our corporate partners to collaborative activities. Our corporate partners may not commit sufficient resources to our research and development programs or the commercialization of our products and product candidates. If any corporate partner fails to commit sufficient resources, our preclinical or clinical development related to the corporate partnership could be delayed or terminated. Also, our current corporate partners or future corporate partners, if any, may pursue existing or other development-stage products or alternative technologies in preference to those being developed in collaboration with us. Finally, our corporate partners may terminate any of our current partnerships, and we may be unable to establish additional corporate partnerships in the future on acceptable terms, if at all.

OUR INABILITY TO LICENSE TECHNOLOGY FROM THIRD PARTIES OR OUR INABILITY TO MAINTAIN EXCLUSIVE LICENSES MAY IMPAIR OUR ABILITY TO DEVELOP AND COMMERCIALIZE OUR PRODUCT CANDIDATES.

     Our success also depends on our ability to enter into and maintain licensing arrangements with commercial or academic entities to obtain technology that is advantageous or necessary to developing and commercializing our product candidates. If we cannot obtain or maintain licenses to technologies advantageous or necessary to develop and commercialize our product candidates, we may be required to expend significant time and resources to develop or in-license similar technology. If we are unable to do so, we may be prevented from commercializing our product candidates. We currently have various license agreements that provide us rights to use technologies owned or licensed by third parties in research, development and commercialization activities. Many of these agreements contain milestone-based termination provisions, in which case our failure to meet any agreed milestones may allow the licensor to terminate an agreement. In addition, some of these agreements grant us exclusive licenses to the underlying technologies. If we are unable to maintain the exclusivity of our exclusive licenses, our competitive position may be harmed. Further, we may be unable to negotiate additional license agreements in the future on acceptable terms, if at all.


IF WE ARE UNABLE TO OBTAIN, PROTECT AND ENFORCE OUR PATENT RIGHTS, WE MAY BE UNABLE TO EFFECTIVELY PROTECT OR EXPLOIT OUR PROPRIETARY TECHNOLOGY, INVENTIONS AND IMPROVEMENTS.



     Our success depends in part on our ability to obtain, protect and enforce commercially valuable patents. If we fail to obtain patent protection for our proprietary technology, inventions and improvements, our competitors could develop and commercialize products that would otherwise infringe on our patents. We try to protect our proprietary positions by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to developing our business.



     Our patent position is generally uncertain and involves complex legal and factual questions. Legal standards relating to the validity and scope of claims in the biotechnology and biopharmaceutical fields are still evolving. Accordingly, the degree of future protection for our patent rights is uncertain. The risks and uncertainties that we face with respect to our patents include the following:



     - the pending patent applications we have filed or to which we have exclusive rights may not result in issued patents or may take longer than we expect to result in issued patents;



     - the claims of any patents that issue may not provide meaningful protection;



     - we may be unable to develop additional proprietary technologies that are patentable;



     - the patents licensed or issued to us may not provide a competitive advantage;



     - other companies may challenge patents licensed or issued to us;



     - disputes may arise regarding the invention and corresponding ownership rights in inventions and know-how resulting from the joint creation or use of intellectual property by us, our licensors, corporate partners and other scientific collaborators; and



     - other companies may design around our patented technologies.



     We have licensed several patent applications from Southern Research Institute, or SRI, related to our microsphere encapsulation technology. Two of these patent applications are currently the subject of opposition proceedings before the European Patent Office. In one of the oppositions, the European Patent Office has revoked a previously issued European patent. Although SRI has appealed this decision, it is uncertain whether SRI will prevail in this or any other opposition proceeding. As a result, these patents may not issue in Europe.



     IDEC Pharmaceuticals, Inc., or IDEC, has challenged the validity of several of our patents related to BEXXAR by seeking declaratory judgment of invalidity of these patents. IDEC is also seeking a declaratory judgment that is ZEVALIN product for the treatment of non-Hodgkins lymphoma is not infringing the patents. We, GSK, our collaboration partner for BEXXAR, and the Regents of the University of Michigan, our licensor of the patents at issue, have file a lawsuit against IDEC alleging patent infringement of certain of our patents by ZEVALIN and seeking monetary damages and permanent injunctive relief. Claims in the patents at issue in the litigation cover imaging, composition of matter and methods-of-use in the treatment of non-Hodgkin's lymphoma. If IDEC is successful in these proceedings, IDEC would be able to market its ZEVALIN product, without the need to license from us any of our patents.



IF WE ARE UNABLE TO GAIN ACCESS TO PATENT AND PROPRIETARY RIGHTS OF OTHERS, WE MAY BE UNABLE TO COMPETE EFFECTIVELY.



     Our success depends in part on our ability to gain access to third party patent and proprietary rights operate our business without infringing on third party patent rights. We may be required to obtain licenses to patents or other proprietary rights from third parties to develop, manufacture and commercialize our product candidates. Licenses required under third-party patents or proprietary rights may not be available on terms acceptable to us, if at all. If we do not obtain the required licenses, we could encounter delays in product development while we attempt to redesign products or methods or we could be unable to develop, manufacture or sell products requiring these license at all.



IF WE ARE UNABLE TO PROTECT OUR TRADE SECRETS, WE MAY BE UNABLE TO PROTECT OUR INTERESTS IN PROPRIETARY KNOW-HOW THAT IS NOT PATENTABLE OR FOR WHICH PATENTS ARE DIFFICULT TO ENFORCE.



     Our success depends in part on our ability to protect trade secrets that are not patentable or for which patents are difficult to enforce. To protect our proprietary rights, we rely primarily on confidentiality agreements with employees and third parties, and protective contractual provisions such as those contained in license agreements and research agreements. Nevertheless, other companies may inadvertently develop similar or alternative technologies or duplicate our technologies that are not protected by patents or otherwise obtain and use information that we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts we have entered into, and we may not become aware of, or have adequate remedies in the event of, any breach. Any material leak of confidential data into the public domain or to third parties could harm our competitive position.



IF WE ARE UNABLE TO PROTECT OUR TRADEMARKS, WE MAY BE UNABLE TO ESTABLISH BRAND AWARENESS FOR OUR PRODUCTS, WHICH COULD LIMIT OUR ABILITY TO COMPETE EFFECTIVELY.



     We try to protect our trademarks by filing for U.S. and foreign registrations for marks that are important to developing our business. However, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective trademark protection may not be available in other jurisdictions. Our registered trademarks, MPL(R) and MELACINE(R), are currently the subjects of opposition proceedings before the Office for the Harmonization in the Internal Market, which handles initial prosecution and opposition of European trademarks. We may not ultimately prevail in these opposition proceedings. As a result, we may not receive trademark protection for MPL or MELACINE in Europe.



LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS OWNED OR USED BY US MAY BE COSTLY AND TIME-CONSUMING.


     As a result of litigation, interferences, opposition proceedings and other administrative proceedings in which we are or may become involved, including the IDEC litigation, we may incur substantial expense and the proceedings may divert the efforts of our technical and management personnel. An adverse determination may subject us to significant liabilities, allow our competitors to market competitive products without obtaining a license from us, or require us to seek licenses from third parties that may not be available on commercially reasonable terms, if at all. If we cannot obtain such licenses, we may be restricted or prevented from developing and commercializing our product candidates.

     The enforcement, defense and prosecution of intellectual property rights, United States Patent and Trademark Office interference proceedings and related legal and administrative proceedings in the United States and elsewhere involve complex legal and factual questions. Litigation may be necessary to:

     - assert claims of infringement;

     - enforce our issued and licensed patents;

     - protect our trade secrets or know-how; or

     - determine the enforceability, scope and validity of the proprietary rights of others.

WE HAVE LIMITED EXPERIENCE IN MANUFACTURING AND MAY ENCOUNTER PROBLEMS OR DELAYS THAT COULD RESULT IN LOST REVENUE.

     Our current manufacturing facilities may not be sufficient to support our needs for clinical quantities of our product candidates or commercial quantities of our current adjuvant products. We have no experience producing commercial quantities of any product, or in producing clinical-grade or commercial amounts of our proprietary antigen-based products, including recombinant proteins or antibodies. We currently manufacture limited quantities of some antigens and several adjuvants, and are capable of clinical GMP manufacturing of both adjuvants and some finished vaccine products.

     If we are unable to manufacture our product candidates in accordance with clinical GMP regulations, the consequent lack of supply of the product candidates could delay our clinical programs. We intend to rely on third-party contract manufacturers to produce larger quantities of recombinant protein or other cell culture-based biologicals for clinical trials and product commercialization. These contract manufacturers and we may be unable to manufacture our proprietary antigen vaccines at a cost or in quantities necessary to make them commercially viable. Third-party manufacturers also may be unable to meet our needs with respect to timing, quantity or quality. If we are unable to contract for a sufficient supply of required products on acceptable terms, or if we encounter delays or difficulties in our relationships with these manufacturers, our preclinical and clinical testing would be delayed, thereby delaying submission of products for regulatory approval, or the market introduction and commercial sale of the products. Moreover, contract manufacturers that we may use must continually adhere to current GMP regulations enforced by the FDA through its facilities inspection program. If the facilities of those manufacturers cannot pass a pre-approval plant inspection, the FDA approval of our product candidates may be delayed or denied.

EVEN IF BEXXAR RECEIVES FDA APPROVAL, WE MAY BE UNABLE TO MANUFACTURE COMMERCIAL QUANTITIES FOR SALE.

     BEXXAR is a radiolabeled antibody, an antibody linked to an isotope. We have no existing internal capacity or experience with respect to manufacturing radiolabeled antibodies for large-scale clinical trials or commercial purposes. We have entered into an agreement with BI Pharma KG to produce bulk Anti-B1 Antibody and fill the individual product vials with Anti-B1 Antibody. We have contracted with BI Pharma KG and a third-party supplier for labeling and packaging services. These manufacturers have limited experience producing, labeling and packaging the Anti-B1 Antibody, and they may be unable to produce our requirements in commercial quantities or with acceptable quality.

     We have entered into an agreement with MDS Nordion, or Nordion, for radiolabeling the Anti-B1 Antibody at Nordion's centralized radiolabeling facility. However, Nordion may be unable to produce sufficient radiolabeled antibodies to meet our clinical requirements and, if BEXXAR is approved and is successful in the market, our commercial requirements.

     We are aware of only a limited number of manufacturers capable of producing the Anti-B1 Antibody in commercial quantities or radiolabeling the antibody with the (131)I radioisotope on a commercial scale. To establish and qualify a new facility to centrally radiolabel antibodies could take three years or longer. Further, radiolabeled antibody cannot be stockpiled against future shortages due to the eight-day half-life of the (131)I radioisotope. Accordingly, any change in our existing contractual relationships with, or interruption in supply from, our producer of unlabeled antibody or our radiolabeler would harm our ability to complete our ongoing clinical trials and to market BEXXAR, if approved. Although we are evaluating additional sources of supply for production and radiolabeling of the Anti-B1 Antibody, we may be unable to secure additional sources on commercially reasonable terms or on a timely basis, if at all.

BECAUSE WE HAVE LIMITED SALES, MARKETING AND DISTRIBUTION CAPABILITIES, WE MAY BE UNABLE TO SUCCESSFULLY COMMERCIALIZE BEXXAR OR OUR OTHER PRODUCT CANDIDATES.

     As a result of our acquisition of Coulter Pharmaceutical, Inc. in December 2000, we have a sales and marketing force focused on BEXXAR sales and marketing in the United States. We have hired direct sales and marketing personnel in preparation for the launch of BEXXAR. However, our ability to market BEXXAR, if approved, will be contingent upon recruiting, training and deploying the remainder of the necessary sales and marketing force, as well as GSK's performance under our collaboration agreement. Developing an effective sales force will require a significant amount of our financial resources and time. We may be unable to establish and manage an effective sales force in a timely or cost-effective manner, if at all, and any sales force we do establish may not be capable of generating demand for BEXXAR or other product candidates.

     We intend to rely on our corporate partners to market our products outside the United States and, in the case of autoimmune and infectious disease products, worldwide. Our corporate partners may not have effective sales forces and distribution systems. If we are unable to maintain or establish relationships and are required to market any of our products directly, we will need to build a marketing and sales force with technical expertise and with supporting distribution capabilities. We may be unable to maintain or establish relationships with third parties or build in-house sales and distribution capabilities.

IF WE DO NOT SUCCESSFULLY INTEGRATE ANY FUTURE ACQUISITION, WE MAY INCUR UNEXPECTED COSTS AND DISRUPTIONS TO OUR BUSINESS.

     We have completed several acquisitions of complementary technologies, product candidates and businesses. In the future, we may acquire additional complementary companies, products and product candidates or technologies. Managing these acquisitions has entailed and may in the future entail numerous operational and financial risks and strains, including:

     - exposure to unknown liabilities of acquired companies;

     - higher than expected acquisition and integration costs;

     - difficulty and cost in combining the operations and personnel of acquired businesses with our operations and personnel;

     - disruption of our business and diversion of our management's time and attention to integrating or completing the development or commercialization of any acquired technologies;

     - impairment of relationships with key customers of acquired businesses due to the changes in management and ownership;

     - inability to retain key employees of acquired businesses; and

     - increased amortization expenses if an acquisition results in significant goodwill or other intangible assets or potential write-downs of goodwill and other intangible assets due to impairment of the assets.

For example, in December 2000 we acquired Coulter Pharmaceutical, Inc., or Coulter, a publicly held biotechnology company specializing in, among other things, the development of therapeutic antibodies, including BEXXAR. As a result of our acquisition of Coulter, we acquired direct sales and marketing personnel in preparation for the launch of BEXXAR. In an effort to minimize expenses during the delay in the FDA review of BEXXAR, we initiated expense reductions, including a 15% reduction in total headcount in March 2001. The majority of these reductions took place in the operations that we acquired from Coulter. Regulatory approval by the FDA for BEXXAR may be further delayed or rejected, in which case we may not gain substantial benefit from the Coulter acquisition. If we do not obtain regulatory approval of BEXXAR we may significantly reduce or discontinue the integration process of Coulter, notwithstanding the expenditure of a significant amount of time and financial, personnel and other resources.

WE DEPEND HEAVILY ON THE PRINCIPAL MEMBERS OF OUR MANAGEMENT AND SCIENTIFIC STAFF, THE LOSS OF ANY OF WHOM COULD IMPAIR OUR ABILITY TO COMPETE.

     The loss of the services of any of the principal members of our management and scientific staff could significantly delay or prevent the achievement of our scientific or business objectives. Competition among biotechnology and biopharmaceutical companies for qualified employees is intense, and the ability to retain and attract qualified individuals is critical to our success. We may be unable to attract and retain these individuals currently or in the future on acceptable terms, if at all. In addition, we do not maintain "key person" life insurance on any of our officers, employees or consultants.

     We also have relationships with scientific collaborators at academic and other institutions, some of whom conduct research at our request or assist us in formulating our research, development or clinical strategy. These scientific collaborators are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these scientific collaborators and can generally expect these individuals to devote only limited amounts of time to our activities. Failure of any of these persons to devote sufficient time and resources to our programs could harm our business. In addition, these collaborators may have arrangements with other companies to assist the companies in developing technologies that may compete with our products.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE BIOTECHNOLOGY AND BIOPHARMACEUTICAL INDUSTRIES, OUR BUSINESS WILL FAIL.

     The biotechnology and biopharmaceutical industries are intensely competitive, and we may be unable to compete effectively in these industries. Many companies and institutions compete with us in developing alternative therapies to treat or prevent autoimmune diseases, cancer and infectious diseases, including:

     - pharmaceutical companies;

     - biotechnology companies;

     - academic institutions; and

     - research organizations.

     Moreover, technology controlled by third parties that may be advantageous to our business may be acquired or licensed by our competitors, thereby preventing us from obtaining technology on commercially reasonable terms, if at all.

     Many of the companies developing competing technologies and products have significantly greater financial resources and expertise in research and development, manufacturing, preclinical and clinical development, obtaining regulatory approvals and marketing than we do. Other smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for research and development, manufacturing, preclinical and clinical development, obtaining regulatory approval and marketing of products similar to ours. These companies and institutions compete with us in recruiting and retaining qualified scientific and management personnel as well as in acquiring and developing technologies complementary to our programs. We will face competition with respect to:

     - product efficacy and safety;

     - timing and scope of regulatory approvals;

     - availability of resources;

     - reimbursement coverage;

     - product price; and

     - patent position.

     Competitors may develop more effective or more affordable products, or may achieve earlier patent protection or product commercialization, than we do. These competitive products may achieve a greater market share or render our products obsolete.


     IDEC's product, ZEVALIN, received FDA approval for commercial sale in the United States in February 2002. ZEVALIN has been approved for the treatment of NHL, the indication for which we are seeking approval to sell BEXXAR in the U.S. Consequently, IDEC could have a significant advantage over Corixa in sales and marketing of ZEVALIN due to the fact that ZEVALIN has progressed further in the regulatory approval process than BEXXAR.

OUR STOCK PRICE COULD BE VERY VOLATILE AND YOUR SHARES MAY SUFFER A DECLINE IN VALUE.

     The market prices for securities of biotechnology companies have in the past been, and are likely to continue in the future to be, very volatile. As a result of fluctuations in the price of our common stock you may be unable to sell your shares at or above the price you paid for them. The market price of our common stock may be subject to substantial volatility depending on numerous factors, many of which are beyond our control, including:

     - announcements regarding the results of discovery efforts and preclinical and clinical activities by us or our competitors;

     - progress of our regulatory approvals;

     - announcements regarding the acquisition of technologies or companies by us or our competitors;

     - changes in our existing corporate partnerships or licensing arrangements;

     - establishment of additional corporate partnerships or licensing arrangements by us or our competitors;

     - technological innovations or new commercial products developed by us or our competitors;

     - changes in our intellectual property portfolio;

     - developments or disputes concerning our proprietary rights;

     - issuance of new or changed securities analysts' reports and recommendations regarding us or our competitors;

     - changes in government regulations;

     - economic and other external factors;

     - additions or departures of any of our key personnel;

     - operating losses by us; and

     - actual or anticipated fluctuations in our quarterly financial and operating results and degree of trading liquidity in our common stock.


     Our common stock reached a high of $30.125 and traded as low as $6.25 during 2001. The last reported sales price of our common stock on December 31, 2001 was $15.07. If our stock price declines significantly, we may be unable to raise additional capital. Significant declines in the price of our common stock could also impede our ability to attract and retain qualified employees and reduce the liquidity of our common stock.


TRANSACTIONS BY CMI MAY ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     From time to time, within limitations specified in the CMI equity line facility and subject to applicable laws, CMI may engage in short sales, short sales against the box, puts and calls and other transactions in our common stock, and may sell and deliver shares of our common stock issued under the equity line facility in connection with these transactions. If CMI engages in such transactions this will result in advance sales of additional shares into the market for our common stock, which could create downward pressure on our stock price.

ANY CLAIMS RELATING TO OUR IMPROPER HANDLING, STORAGE OR DISPOSAL OF HAZARDOUS MATERIALS COULD BE TIME-CONSUMING AND COSTLY.

     Our research and development involves the controlled use of hazardous and radioactive materials and biological waste. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of an accident, we could be held liable for damages or penalized with fines, and this liability could exceed our resources. We may have to incur significant costs to comply with future environmental laws and regulations.

     The manufacture and administration of BEXXAR requires the handling, use and disposal of (131)I, a radioactive isotope of iodine. These activities must comply with various state and federal regulations. Violations of these regulations could significantly delay completion of clinical trials and commercialization of BEXXAR. For our ongoing clinical trials and for commercial-scale production, we rely on Nordion to radiolabel the Anti-B1 Antibody with (131)I at a single location in Canada. Violations of safety regulations could occur with this manufacturer, and there is a risk of accidental contamination or injury. In the event of any regulatory noncompliance or accident, the supply of radiolabeled Anti-B1 Antibody for use in clinical trials or commercially could be interrupted.

PRODUCT LIABILITY CLAIMS MAY DAMAGE OUR REPUTATION AND IF INSURANCE PROVES INADEQUATE THE PRODUCT LIABILITY CLAIMS MAY HARM OUR FINANCIAL POSITION.

     Our business exposes us to the risk of product liability claims that is inherent in the manufacturing, testing and marketing of therapies for treating people with autoimmune diseases, cancer or infectious diseases. A product liability claim may damage our reputation by raising questions about a product's safety and efficacy and could limit our ability to sell one or more products by preventing or interfering with product commercialization. Although we have product liability and clinical trial liability insurance that we believe is commercially reasonable, this coverage may be inadequate or may be unavailable in the future on acceptable terms, if at all. Defending a suit, regardless of its merit, could be costly and could divert management attention.

IF REIMBURSEMENT IS UNAVAILABLE FOR OUR PRODUCTS, OR IF LAWS ARE ADOPTED RESTRICTING THE PRICES WE MAY CHARGE FOR OUR PRODUCTS, OUR REVENUES MAY BE SUBSTANTIALLY REDUCED.

     In both domestic and foreign markets, sales of our products will depend in part on the availability of reimbursement from third-party payors such as:

     - government health administration authorities;

     - private health insurers;

     - health maintenance organizations;

     - pharmacy benefit management companies; and

     - other healthcare-related organizations.

     If reimbursement is not available for our products, demand for these products may be limited.

     Federal and state governments in the United States and foreign governments continue to propose and pass new legislation designed to contain or reduce the cost of healthcare. Existing regulations affecting the pricing of pharmaceuticals and other medical products may also change before any of our products are approved for marketing. Cost control initiatives could decrease the price that we receive for any product we may develop in the future. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, including pharmaceuticals. BEXXAR, which could potentially be the first radioimmunotherapy for cancer, faces particular uncertainties due to the absence of a comparable, approved therapy to serve as a model for pricing and reimbursement decisions. Further, if BEXXAR is not administered in most cases on an outpatient basis, as is contemplated currently by us, the projected cost of the therapy will be higher than we anticipate. Our products may not be considered cost effective, and adequate third-party reimbursement may be unavailable to enable us to maintain price levels sufficient to realize a return on our investment.

OUR EQUITY LINE FACILITY AND OTHER TRANSACTIONS MAY RESULT IN DILUTION AND A DECLINE IN THE PRICE OF OUR COMMON STOCK.

     Under the equity line facility with CMI, we may, subject to certain conditions, sell to CMI up to $75 million of our common stock from time to time over a period of two years beginning December 3, 2001. The number of shares and price per share will depend on the market price and trading volume of the shares during the applicable one-to twenty-day draw down period for any sale. The sale of shares pursuant to the equity line facility will have a dilutive effect on the percentage ownership of our existing stockholders. Subsequent sales of these shares in the open market by CMI may also have the effect of lowering our stock price, thereby increasing the number of shares issuable under the equity line facility (should we choose to sell additional shares to CMI) and consequently further diluting our outstanding shares. These sales could have an immediate adverse effect on the market price of the shares and could result in dilution to the holders of our shares.

     In the event that we drew down the maximum amount of approximately 8,100,000 shares under the facility, and issued the additional 100,000 shares subject to warrants issued to the placement agent in connection with the facility, these shares would represent approximately 19.7% of our currently outstanding shares. The perceived risk associated with the possible sale of a large number of shares issued under the equity line facility at prices as low as $4.90 per share, which is 98% of the $5.00 floor share price at which CMI has agreed to purchase our shares, could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock under the equity line facility could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the price of our stock to decline.


     In addition to any dilution resulting from issuances under the equity line facility, we are also obligated, or in some cases have the option, to issue additional shares of our common stock under collaboration and other strategic agreements.



     Under a loan agreement with GSK, at our option, we may choose to pay the outstanding principal amount of $15 million together with all accrued unpaid interest thereon in cash or shares of Corixa common stock valued at the closing price of Corixa common stock on the last trading day preceding the payment date to GSK. In addition, under a collaborative agreement with GSK, we have an outstanding loan in the amount of $5 million, which amount, together with all accrued unpaid interest is due on September 1, 2003. At GSK's option, GSK may choose to receive the outstanding principal and accrued unpaid interest in cash or shares of our common stock at an undisclosed premium to the then current fair market value of our common stock.



     Under our stock purchase agreement with Amersham Health, at our option, we may choose to sell up to $10 million of additional shares of Corixa common stock to Amersham Health at fair market value, which is determined according to the average of the closing prices of our common stock over a specified period surrounding the date of issuance.



     Under a license assignment agreement with Beckman Coulter, Beckman Coulter is entitled to receive royalties upon commercial sale of products, if any, derived from the licenses. For the first $4.5 million of royalties, Beckman Coulter has the option, in lieu of receiving cash, to receive shares of our common stock valued at the then current fair market value of our common stock.



     We are also required to pay dividends on our preferred stock. The dividend can be paid in cash or common stock, at our option. The maximum amount of cash that would be paid in a year would be $2.5 million and the maximum number of shares of common stock that would be issued is 146,828.



     If we issue additional stock under these agreements, as dividends on our preferred stock or pursuant to other transactions, it will have a dilutive effect on the percentage ownership of our existing stockholders. Although from time to time, we expect to enter into new partnerships, acquisitions and other strategic transactions in which we may agree to issue additional common stock, we currently have no present understandings, commitments or agreements with respect to such additional transactions.

STATE LAWS AND OUR CERTIFICATE OF INCORPORATION MAY INHIBIT POTENTIAL ACQUISITION BIDS THAT COULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware and Washington law, will make it more difficult for a third party to acquire us, even if doing so would be beneficial for our stockholders. This could limit the price that certain investors might be willing to pay in the future for our shares of common stock. For example, certain provisions of our certificate of incorporation or bylaws:

     - allow our board to issue preferred stock without any vote or further action by the stockholders;

     - eliminate the right of stockholders to act by written consent without a meeting;

     - eliminate cumulative voting in the election of directors;

     - specify a supermajority requirement for stockholders to call a special meeting;

     - specify restrictive procedures for director nominations by stockholders;

     - specify that directors may be removed only with cause; and

     - specify a supermajority requirement for stockholders to change the number of directors.

     We are subject to certain provisions of Delaware and Washington law, which could also delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in certain business combinations with any interested stockholder for a period of three years unless specific conditions are met. Similarly, Chapter 23B.19 of the Washington Business Corporation Act prohibits corporations based in Washington from engaging in certain business combinations with any interested stockholder for a period of five years unless specific conditions are met.


     In addition, certain provisions of Delaware and Washington law could have the effect of delaying, deferring or preventing a change in control of us, including, without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. The provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.


                              RECENT DEVELOPMENTS

     Although we have been preparing for a February 2002 panel review of the safety and efficacy of BEXXAR, the FDA has advised us that review of BEXXAR by ODAC will not occur at its February 2002 meeting. As a result of the extensive amount of material that we submitted in response to the complete review letter we received on March 16, 2001, and our subsequent discussions with the FDA, the FDA has concluded that ODAC would not be prepared to review BEXXAR in February. The next ODAC meeting is tentatively scheduled for June 6-7, 2002. Although we can provide no assurances, we are hopeful that the safety and efficacy of BEXXAR will be reviewed at the next ODAC meeting.

                        EQUITY LINE FINANCING AGREEMENT

OVERVIEW


     On December 3, 2001, we entered into a financing agreement with BNY Capital Markets, Inc., or CMI, a registered broker dealer organized under the laws of New York and a wholly owned subsidiary of The Bank of New York Company, Inc., providing for the potential future issuance of shares of our common stock. The agreement, as amended on February 28, 2002, is referred to in this prospectus as the equity line facility. Although we currently do not have specific plans for the use of any proceeds from the equity line facility, we may draw down from the facility from time to time as necessary to fund our ongoing operations, help build our technology base and to develop and commercialize our product candidates. The following description of the equity line facility does not purport to be complete and is subject to, and qualified in its entirety by, the equity line financing agreement, which we have included as an exhibit to the registration statement of which this prospectus forms a part.

     Under the agreement, CMI has committed to purchase, subject to the satisfaction of specified conditions, up to $75 million of our common stock as we request it over a period of up to 24 months beginning December 3, 2001. In the event that we draw down the maximum amount of approximately 8,100,000 shares under the facility, and issue the additional 100,000 shares subject to warrants issued to the placement agent in connection with the facility, these shares would represent approximately 19.7% of our currently outstanding shares. Upon payment of funds provided under the facility, if any, CMI will receive shares of our common stock. We will be able to issue common stock under the equity line facility with a value equal to no less than $500,000 and no more than $3,500,000 per drawdown period, with each such drawdown period lasting from 1 to 20 trading days, at our discretion. CMI will be obligated, subject to the satisfaction of specified conditions, to purchase shares of our common stock for each trading day during the drawdown period in an amount equal to the total dollar amount requested for that drawdown period divided by the number of trading days in that drawdown period, subject to certain restrictions discussed below. Purchases will be settled on the trading day immediately following the end of the valuation period. We may deliver as many separate drawdown notices to CMI as we choose during the term of our agreement, provided that we may not deliver a drawdown notice during an ongoing drawdown period. We are under no obligation to issue any minimum number of drawdown requests. However, if we do not issue at least $7.5 million of our common stock prior to the termination of the equity line facility, we will pay CMI $375,000 (pro rated for issuances prior to termination).

     The actual number and dollar value of shares purchased on any given trading day during a given drawdown period are determined for each trading day during such drawdown period based on a discount to the volume-weighted average stock price during that day, subject to various restrictions described below. The total amount of shares we may issue under the equity line facility and upon exercise of the warrants issued to Shoreline in connection with the facility may not exceed 19.9% of the total number of shares outstanding on the date of the private equity line facility agreement, which is approximately 8,200,000.

     The per-share dollar amount CMI pays for our common stock with respect to any trading day during a drawdown period will be 98% of the volume-weighted average price on Nasdaq of our common stock for that day.

     We paid Shoreline, the placement agent that introduced us to CMI and helped in structuring the equity line facility, a cash fee equal to $600,000, or 0.8% of the $75 million commitment made by CMI and agreed to pay future fees equal to 1.2% of each draw down under the line. In addition to the cash fees, we issued to employees of Shoreline warrants to purchase an aggregate of 100,000 shares of our common stock, on the terms described below in the section entitled "Description of Warrants."

THE DRAWDOWN NOTICE PROCEDURE

     We may request a drawdown by delivering a drawdown notice to CMI, stating the total amount we wish to draw down during the associated drawdown period and a floor price at which we are not willing to sell any shares to CMI if the daily volume weighted average price of the common shares falls below it. The floor price may not be less than $5.00. If we do not specify a floor price in a given drawdown notice, then the floor price for such drawdown period will be $5.00. Accordingly, CMI will not be obligated to purchase common stock under the equity line facility at a purchase price below 98% of the floor price (i.e., $4.90).

AMOUNT OF THE DRAW AND NUMBER OF SHARES

     Subject to the restrictions described below, the dollar value of the shares of common stock CMI will purchase in respect of each trading day during a drawdown period will be equal to a proportionate share of the total dollar amount we have requested to draw in the related drawdown notice divided by the number of days in that drawdown period. The purchase price per share on any given trading day during the drawdown period will be an amount equal to 98% of the volume-weighted average per share price on Nasdaq of our common stock on that trading day. The number of shares purchased on a particular trading day will, subject to the restrictions described below, be equal to a proportionate share of the total dollar amount we have requested to draw, as calculated above, divided by the purchase price per share.

     The total dollar value of the common stock that we may request to draw in each drawdown notice may not be less than $500,000 or more than the lesser of one of the following amounts: (1) $3,500,000, and (2) 10% of the product of the average of the daily volume weighted average trading prices for each of the five trading days immediately prior to the drawdown notice multiplied by the average daily trading volume over the five trading days immediately before the delivery of the drawdown notice, multiplied by five.

     No shares will be sold in respect of a particular trading day, and the total dollar amount of the drawdown will be reduced proportionally, if on that day:

     - the volume weighted average price of the common shares is less than the floor price requested by us (we cannot specify a floor price of less than $5.00); or if

     - our common stock is not listed and approved for trading on the principal market for our shares, currently the Nasdaq Stock Market, or during that day the stock is not free from any halts or suspensions of trading for at least six hours.


     The following table illustrates the effects of a hypothetical draw down under the equity line facility assuming we had delivered a draw down notice on February 14, 2002 in the amount of $2,175,000 and based on our actual volume weighted average prices and trading volumes for the applicable period:



                                           DRAW DOWN    VOLUME WEIGHTED    PURCHASE
TRADING DAY(1)                             AMOUNT(2)    AVERAGE PRICE(3)   PRICE(4)   SHARES ISSUED(5)
--------------                             ----------   ----------------   --------   ----------------
February 15, 2002........................     435,000              11.37     11.14         39,039
February 19, 2002........................     435,000              11.11     10.89         39,953
February 20, 2002........................     435,000              10.43     10.22         42,558
February 21, 2002........................     435,000              10.27     10.06         43,221
February 22, 2002........................     435,000              10.11      9.91         43,905
                                           ----------                                     -------
                                           $2,175,000                                     208,676


---------------

(1) For purposes of this example, we have used a valuation period of five days, although the total duration of the valuation period is determined by us and can range from one to twenty consecutive trading days.


(2) In this example, the maximum draw down would be $2,179,069, which is the amount equal to 10% of the product of the average of the daily volume weighted average trading prices for each of the five trading days immediately preceding the hypothetical draw down notice, multiplied by the average daily trading volume over the five trading days immediately before the delivery of the drawdown notice, multiplied by five.


(3) Represents the average of the daily volume weighted average trading price for each trading day following the date of delivery of the draw down notice.

(4) Represents 98% of the volume-weighted average price on Nasdaq of our common stock for that day.

(5) The number of shares issued is calculated by dividing the draw down amount (column 1) by the purchase price (column 4).


This example is provided for illustrative purposes only and should not be interpreted as a forecast of current or future share prices or the expected volatility of the share prices of our common stock. In this hypothetical example, over the course of five trading days, we would issue an aggregate of 208,676 shares, representing less than 1% of our outstanding common stock and would receive proceeds totaling $2,175,000.

NECESSARY CONDITIONS BEFORE WE MAY REQUEST A DRAWDOWN AND CMI IS OBLIGATED TO PURCHASE OUR SHARES

     The following conditions must be satisfied before we may request a drawdown and CMI is obligated to purchase the shares of common stock that we wish to sell:

     - a registration statement covering the resale of shares of our common stock purchased under the equity line facility must have been declared effective by the SEC and must remain effective as of each date on which a closing of a purchase and sale of shares occurs;


     - the registration statement must have been declared effective by the SEC by April 17, 2002;


     - the registration statement cannot have lapsed in its effectiveness such that CMI is unable to resell shares of our common stock for more than 30 consecutive trading days or for more than 90 trading days in any twelve-month period;

     - neither we nor CMI can have received notice that the SEC has issued or intends to issue a stop order or has otherwise suspended or withdrawn the effectiveness of the registration statement or has threatened or intends to do so;

     - our representations and warranties to CMI contained in the equity line facility must be true and correct in all material respects as of the date they have been made and on each date we submit a drawdown request, if not specified otherwise in the representation;

     - we must have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the equity line facility and the related registration rights agreement between us and CMI and we must not be in default under any of those agreements (subject to our right to pay damages for our failure to deliver shares and dispute the amount of such damages in good faith as discussed below);

     - we must not have previously failed to deliver to CMI the proper number of shares on the applicable settlement date after a drawdown, or failed to remove any restrictive legend (or to withdraw any stop transfer instructions) on any stock certificate issued to CMI, or failed to fulfill our obligations under the equity line facility, and in each case also failed to remedy the situation within five days after CMI notifies us (but, in the case of failure to deliver the proper number of shares, no such notice may be sent to us by CMI for a period of 30 days during which time we have a right to pay CMI's actual damages caused by our failure to deliver such shares; furthermore, if we have paid such damages, no such notice may be sent to us by CMI for an additional period of 90 days during which time we have the right to dispute in good faith the amount of such actual damages we owe to CMI);

     - no statute, rule, regulation, executive order, decree, ruling or injunction may be in effect and no proceeding may have been commenced which affects any of the transactions contemplated by the equity line facility;

     - in the 30 days before the drawdown notice, no material adverse change of our or our subsidiaries' business, assets, operations, properties, conditions or prospects can have occurred;

     - the trading of our common stock must not have been suspended by the SEC, the principal market for our common stock or the National Association of Securities Dealers and the common stock must be approved for listing or quotation and must not have been delisted;

     - an auditor's comfort letter(s) in respect of the registration statement, any Form 10-K covering the most recent fiscal year for which a Form 10-K has been filed and any Form 8-K containing substantial financial information must have been delivered before the drawdown to the satisfaction of CMI and must have not been rescinded;

     - we must not have any knowledge of any event that could reasonably be expected to cause the registration statement to become ineffective and is likely to occur within the valuation period following the drawdown notice;

     - the valuation period for any previous drawdown notice must have expired;

     - the maximum number of shares that we might sell under such drawdown (which is the requested dollar amount divided by the specified floor price for the sale) must not cause the total number of all common shares issued under the equity line facility to exceed 19.9% of our total shares outstanding on the date of the agreement, or approximately 8,200,000 shares;

     - a prospectus supplement to the prospectus included in the registration statement, if required, must have been filed that is in form and substance agreed upon by CMI and us;

     - sufficient copies of the prospectus supplement must have been delivered to CMI on the trading day after the drawdown notice; and

     - our outside counsel must have delivered a letter that is typical of "10b-5" letters in form and substance at the time(s) specified in the agreement.

ADDITIONAL COVENANTS UNDER THE EQUITY LINE FACILITY

     We have agreed with CMI under the equity line facility:

     - not to make any offer to sell, solicit any offer to buy, agree to sell or sell any security or right to acquire any security if it causes the loss of any exemption for the offer and sale of the common shares from the registration requirements, under the Securities Act of 1933, or the Securities Act, or any blue sky law;

     - to reserve authorized shares of common stock to provide for the issuance of the maximum amount of 8,200,000 shares;

     - to have the same shares approved for quotation or listing, prior to issuance, on the principal market for our common stock and use our best efforts to maintain the listing;

     - to file all reports required by the SEC under the Securities Exchange Act of 1934, or the Exchange Act, and not terminate our status as an issuer required to file reports under the Exchange Act;

     - not to make any offers or sales of any security other than the common shares under the equity line facility that would cause the loss of the exemption from registration under the Securities Act of the common stock covered by this prospectus;

     - to cause the registration rights agreement between us and CMI, dated December 3, 2001, to remain in full force and effect and comply with all of its terms; and

     - to sell and issue the shares under the equity line facility in accordance with the Securities Act and applicable state law.

     We have further agreed:

     - not to disclose any material nonpublic information to CMI without disclosing the information to the public, unless we identify this information as material nonpublic information and give CMI an opportunity to accept or refuse the information; and

     - to issue, and have issued, a press release describing the material terms of the equity line facility as soon as practicable following the closing date, to file a Current Report on Form 8-K with the SEC and not to make any other public disclosure related to the equity line facility without consent by CMI if not required by law.

MECHANICS OF PURCHASE OF SHARES BY CMI

     To effect a purchase of shares, on each settlement date, we must cause the transfer agent to electronically transmit the common shares to CMI.

REMEDIES FOR CERTAIN BREACHES AND TERMINATION OF THE EQUITY LINE FACILITY

     If we fail to deliver the appropriate number of shares to CMI on the applicable settlement date, we will be obliged to pay CMI any damages resulting from the late delivery or nondelivery. CMI may offset this amount from future purchase price payments. We may not request any further drawdowns if none of the sold shares have been delivered or if we have not paid any damages due, unless in connection with the drawdown request, we authorize CMI to offset such damages against the purchase price for the shares to be sold under the drawdown notice. We may, however, in good faith refuse payment, dispute the amount of damages claimed by CMI and continue to make drawdowns for 30 days up to an amount of $7.5 million and/or make a payment under reservation, dispute the amount and continue drawdowns for an additional 90 days.

     If we fail to satisfy any of the conditions precedent to our right to deliver a drawdown notice, CMI is not obliged to buy any shares until we fully satisfy the condition.

     The equity line facility will automatically terminate upon the earlier of the sale of shares of our common stock having an aggregate purchase price of $75 million or on December 3, 2002 (two years after the effective date of the equity line facility).

     We may elect to terminate the equity line facility at any time provided we pay CMI $375,000 (pro-rated) if less than $7.5 million in shares were issued under the agreement. CMI may elect to terminate the equity line facility and our right to effect a drawdown with one trading day's notice under the following circumstances:

     - we make any assignments for the benefit of creditors or a receiver is appointed for substantially all of our property or business;

     - proceedings for relief under any bankruptcy law or law for the relief of debtors are instituted by or against us or any of our subsidiaries;

     - we fail to maintain the listing of our common stock on the principal market or trading in our common stock is halted or suspended for ten consecutive trading days;

     - the initial registration statement covering shares of our common stock to be sold under the equity line facility has not been declared effective by the SEC by March 3, 2002;

     - we have sold all or substantially all of our assets, or effected any transaction (including a merger or consolidation) in which more than 50% of our voting power is disposed of; or

     - the composition of our board of directors changes such that a majority of our directors are no longer (1) directors who were directors on the date of the equity line facility agreement, (2) directors who were nominated or elected by such directors or (3) directors who were nominated or elected by directors described in clause (2) above.

LIMITED GRANT OF REGISTRATION RIGHTS

     We granted registration rights to CMI to enable it to resell the common stock it purchases under the equity line facility pursuant to the registration statement of which this prospectus forms a part. In connection with these registration rights, we agreed to indemnify CMI and each person who controls CMI against specified liabilities, including liabilities under the Securities Act, arising out of any untrue statement or alleged untrue statement of a material fact contained in this prospectus or the registration statement of which this prospectus forms a part, or the omission or alleged omission of a material fact required to be stated in this prospectus or the registration statement, or necessary to make the statements in this prospectus and the registration statement not misleading, except to the extent the losses are based on information furnished to us in writing by CMI for use in the registration statement. CMI has agreed to indemnify us and our affiliates against any losses to the same extent as the foregoing indemnity, but only to the extent the losses relate to information furnished to us in writing by CMI for use in the registration statement.

     We agreed to use our commercially reasonable efforts to file, as necessary, one or more post-effective amendments to the registration statement to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to the information in this prospectus. This obligation may include, to the extent required under the Securities Act, that a supplemental prospectus be filed, disclosing:

     - the name of any broker-dealers;

     - the amount of common stock involved;

     - the price at which the common stock is to be sold;

     - the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

     - that broker-dealers did not conduct any investigation to verify the information set forth or incorporated by reference in this prospectus, as supplemented; and

     - any other facts material to the transaction.

     We must notify CMI of certain events affecting the registration of the shares, including notifying them if this prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated to make the statements in this prospectus not misleading. Our registration rights agreement with CMI permits us to restrict the resale of the shares CMI has purchased from us under the equity line facility for a period of time sufficient to permit us to amend or supplement this prospectus to include material information.

     We agreed to keep the registration statement current and effective until the earlier of:


     - in the case of an offering that is not underwritten, the date on which all of the shares covered by the registration statement have been sold and CMI is no longer required to deliver a prospectus with respect to those shares; and


     - in the case of an underwritten offering, until the completion of the distribution of the shares of our common stock held by CMI that are covered by the registration statement or such longer period as any underwriter is required to deliver a prospectus in connection with the resale of any such shares.


EXPENSES OF OFFERING


     We have agreed to bear a number of costs, expenses and fees related to the preparation and filing of the registration statement of which this prospectus is a part, including: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of a single firm of counsel in connection with blue sky qualification of the shares of common stock sold or to be sold under the equity line facility); (iii) printing expenses; (iv) our internal expenses (including, without limitation, all salaries and expenses of our officers and employees performing legal or accounting duties); (v) the fees and expenses incurred in connection with the listing or quotation of the shares; (vi) fees and disbursements of counsel and customary fees and expenses for independent auditors retained by us, including the expenses of any (A) opinion letters or costs associated with delivery by counsel to us of an opinion letter or opinion letters or (B) comfort letters or review letters or costs associated with the delivery by independent auditors of comfort letters or review letters; and (vii) the fees and expenses of any special experts retained by us in connection with such registration. We will not bear underwriting fees, discounts or commissions or any transfer taxes attributable to the sale of the securities, or the cost of any special audit required by CMI or any underwriter, all of which will be paid by the selling stockholders. In addition, we have agreed to reimburse CMI for a portion of its reasonable attorneys' fees and expenses in connection with the negotiation of the equity line facility and the registration rights agreement.

                            DESCRIPTION OF WARRANTS

     In consideration for Shoreline's services as placement agent in connection with the equity line facility, we issued warrants to purchase an aggregate of 100,000 shares of our common stock to the employees of Shoreline listed in the section below entitled "Selling Stockholders."

EXERCISE OF WARRANTS

     Of the warrants, warrants to purchase an aggregate of 50,000 shares of our common stock may be exercised at any time after issuance and before December 3, 2006, warrants to purchase an aggregate of 25,000 shares of our common stock may be exercised at any time after December 3, 2002 and before December 3, 2007 and warrants to purchase the remaining 25,000 shares of our common stock may be exercised at any time after December 3, 2003 and before December 3, 2008.

     The exercise prices for the warrants are as follows:

     - an aggregate of 50,000 shares at an exercise price of $15.49 per share;

     - an aggregate of 25,000 shares at an exercise price equal to the average of the closing prices of our common stock on the Nasdaq National Market for the fifteen trading days immediately preceding and the fifteen trading days immediately succeeding and including December 3, 2002; and

     - an aggregate of 25,000 shares at an exercise price equal to the average of the closing prices of our common stock on the Nasdaq National Market for the fifteen trading days immediately preceding and the fifteen trading days immediately succeeding and including December 3, 2003.

The exercise prices are subject to customary anti-dilution adjustments upon such events as a split or subdivision of our common stock or a dividend payable in common stock or any similar event.

CASHLESS EXERCISE PRICE

     The warrant holders are entitled to a "cashless exercise" option. This option entitles the warrant holder to elect to receive fewer shares of common stock without paying the cash exercise price. The number of shares to be issued would be determined by a formula based on the total number of shares to which the warrant holder is entitled, the fair market value of the common stock on the date of exercise and the applicable exercise price of the warrants.

COVENANTS

     We made customary covenants with respect to the warrants, including, among others, that:

     - we will have 100% of the shares of common stock underlying the warrants reserved for issuance during the term of the warrants; and

     - we will act in good faith in carrying out the provisions of the warrants.

In addition, in the event of any capital reorganization, or a merger or consolidation of Corixa with another corporation or entity, each holder of a warrant will be entitled to receive the shares of stock or other securities or property of Corixa or the successor corporation resulting from that transaction to which the holder would have been entitled if he or she had exercised the warrant prior to the transaction.

                              SELLING STOCKHOLDERS

BNY CAPITAL MARKETS, INC.

     CMI is offering for resale up to 8,100,000 shares of our common stock that it may acquire under the equity line facility, which constitutes approximately 19.5% of our outstanding shares as of the date of this prospectus. CMI is a registered broker dealer organized under the laws of the state of New York and is a wholly owned subsidiary of The Bank of New York Company, Inc. As of December 14, 2001, CMI owned no shares of our common stock. Other than its obligation to purchase common stock under the equity line facility, CMI has no other commitments or arrangements to purchase or sell any of our securities, and there have been no business relationships between CMI and us or any of our affiliates within the past three years. Assuming that CMI sells all of the shares of common stock that it may acquire under the equity line facility and does not otherwise acquire shares of our common stock, it will not own any shares of our common stock after the offering.

     The number of shares we are registering for resale by CMI represents the maximum number of shares that may be sold under the facility. Because of possible changes in our stock price, trading volume and capital needs, as well as in the market overall, the number of shares that we are currently registering for issuance, and, consequently, the number resold by CMI under this prospectus, may be significantly higher than the number we ultimately sell under the equity line facility.

SHORELINE PACIFIC, LLC

     Shoreline acted as placement agent in connection with the equity line facility. Shoreline introduced us to CMI and assisted us with structuring the equity line facility. Shoreline's duties as placement agent were undertaken on a reasonable best efforts basis only. It made no commitment to purchase shares from us and did not ensure the successful placement of any securities.

     We paid the following consideration for Shoreline's services as placement agent:

     - we issued to Shoreline employees the warrants described above;

     - we paid Shoreline a cash fee equal to $600,000, or 0.8% of the $75 million commitment made by CMI; and

     - we agreed to pay future fees equal to 1.2% of each draw down under the line.

Shoreline has no material relationship with CMI. As of December 14, 2001, Shoreline owned no shares of our common stock and the Shoreline employees owned no shares of our common stock other than the shares issuable upon exercise of the warrants. Neither Shoreline nor any of the Shoreline selling stockholders has had any material relationship with us or any of our affiliates within the past three years.

     The following table provides information regarding the number of shares of our common stock subject to warrants granted to the Shoreline employees.

                                                             NUMBER OF SHARES
                                        NUMBER OF SHARES     COVERED BY THIS    PERCENT OF SHARES
     NAME OF SHORELINE EMPLOYEE        SUBJECT TO WARRANTS      PROSPECTUS       OUTSTANDING(1)
     --------------------------        -------------------   ----------------   -----------------
Harlan P. Kleiman....................        26,000               26,000             *
Ronald F. Richards...................        26,000               26,000             *
Matthew Close........................        12,000               12,000             *
Marie Jorajuria......................        12,000               12,000             *
Vida Harband.........................        11,000               11,000             *
Nina Cartee..........................         7,000                7,000             *
Linda Kosut..........................         3,000                3,000             *
Kate Hudson..........................         3,000                3,000             *

     Assuming the issuance and sale of all the shares of common stock subject to these warrants, the Shoreline employees listed above will not own any shares of our common stock after the offering.
---------------
 *  Less than 1%.


(1) Percentages are based on approximately 41,587,801 shares of the common stock of Corixa outstanding as of February 22, 2002.


                              PLAN OF DISTRIBUTION


     The selling stockholders are offering the shares of common stock offered by this prospectus for their own account. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. CMI is an "underwriter" within the meaning of the Securities Act, in connection with the sale of the shares offered by CMI under this prospectus. The other selling stockholders and any dealers or agents that participate in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act. Over the term of the equity line facility, CMI may be offering for sale up to 8,100,000 shares of common stock acquired by it pursuant to the terms of the equity line facility, which terms are more fully described in the section above entitled "Equity Line Financing Agreement." The Shoreline employees may be offering for sale an aggregate of 100,000 shares of common stock acquired by them upon exercise of warrants, the terms of which are more fully described above in the section entitled "Description of Warrants."


     The selling stockholders may, from time to time, sell all or a portion of the shares covered by this prospectus:

     - on the Nasdaq National Market, or on such other exchange or market where our stock is traded;

     - to broker-dealers purchasing shares for their own accounts;

     - in ordinary brokerage transactions where the broker solicits purchases;

     - in privately negotiated transactions;

     - by delivery of shares in settlement of option/short sales transactions entered into after the date that the registration statement of which this prospectus forms a part is declared effective by the Commission;

     - in block trades; and

     - in any combination of such methods of sale.

     The selling stockholders will make such sales at fixed prices that may change, at market prices prevailing at the time of sale, at prices related to prevailing prices or at negotiated prices. The selling stockholders are not restricted as to the price at which they may sell the shares offered by this prospectus and will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. The selling stockholders may transfer or otherwise dispose of their shares by other means not described in this prospectus, and may elect not to sell any or all of the shares covered by this prospectus.

     The selling stockholders may effect sales by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders.

     Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders, and if it acts as agent for the purchaser of the shares, from the purchaser. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share. To the extent that a broker-dealer is unable to do so acting as agent for the selling stockholders, it will purchase as principal any unsold shares at the price required to fulfill its commitment to the selling stockholders. Broker-dealers who acquire shares as principals may resell the shares from time to time in transactions that may involve block transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of the shares commissions computed as described above.


     Any broker-dealers or agents that participate with CMI or the other selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales in which they participate. If any broker-dealers or agents are deemed to be "underwriters," then any commissions they receive and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.



     CMI, the other selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Exchange Act and related rules and regulations, including Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of by CMI, the other selling stockholders or any other such person. Under these rules and regulations, CMI, the other selling stockholders and such other persons:


     - may not engage in any stabilization activity in connection with shares of our common stock; stabilization means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a share of our common stock. This may include over allotments of the shares of our common stock, which involve the sale by CMI and such other persons of more shares than we sold to them. This also includes bidding for or purchasing securities in the market;

     - may not engage in any passive market transactions in shares of our common stock; passive market making involves bidding for or purchasing shares of our common stock provided that the net purchases do not exceed specified levels as set forth in Rule 103 of Regulation M;

     - may not bid for or purchase any shares of our common stock or attempt to induce any person to purchase any shares of our common stock other than as permitted by the Exchange Act; and

     - must furnish each broker which offers shares of our common stock covered by this prospectus with the number of copies of this prospectus and any prospectus supplement that the broker requires.


These restrictions may affect the marketability of the shares of our common stock offered by CMI and the other selling stockholders.


     CMI has agreed that during the commitment period it will not, and it will use its commercially reasonable best efforts to ensure that its affiliates will not, directly or indirectly offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of our common stock except shares that CMI owns or is obligated to purchase under the provisions of a pending drawdown request.

     CMI's underwriting compensation will depend on the purchase price calculated during the valuation period for the applicable drawdown, as described above in the section entitled "Equity Line Financing Agreement."

                                 LEGAL MATTERS

     Orrick, Herrington & Sutcliffe LLP, Seattle, Washington has provided us with an opinion that the shares of common stock offered by this prospectus are duly authorized, validly issued, fully paid and nonassessable.

                                    EXPERTS


     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Corixa Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Corixa's consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. The SEC's website contains reports, proxy statements and other information regarding issuers, such as Corixa, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

     The SEC allows us to "incorporate by reference" into this prospectus the information we have filed with the SEC. Any information that we file subsequently with the SEC will automatically update this prospectus.

We incorporate by reference into this prospectus the information contained in documents listed below, which is considered to be a part of this prospectus:


     - Our annual report on Form 10-K for the year ended December 31, 2001, which contains audited financial statements for the most recent fiscal year for which we have filed audited financial statements; and



     - The description of our common stock contained in our registration statement on Form 8-A filed on September 22, 1997, under Section 12(g) of the Exchange Act.


We also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. The most recent information that we file with the SEC automatically updates and supercedes older information. The information contained in any such filing will be deemed the to be a part of this prospectus, commencing on the date on which the document is filed.

     You may request a copy of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:

                               Corixa Corporation
                         Attention: Investor Relations
                        1124 Columbia Street, Suite 200
                             Seattle, WA 98104-2040
                                 (206) 754-5711

                                 [CORIXA LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table lists the costs and expenses payable by the registrant in connection with the sale of the common stock covered by this prospectus. All amounts are estimates except for the SEC registration fee and the Nasdaq additional listing fee.

SEC registration fee........................................   $ 29,756
Nasdaq additional listing fee...............................     17,500
Printing and engraving expenses.............................      5,000
Legal fees and expenses.....................................     50,000
Accounting fees and expenses................................     50,000
Miscellaneous fees and expenses.............................      2,744
                                                               --------
          Total.............................................   $155,000
                                                               ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 145 of the Delaware General Corporation Law, the registrant's Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by
Section 145 of the Delaware General Corporation Law, the Bylaws of the registrant provide that: (i) the registrant is required to indemnify its directors and officers to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (ii) the registrant may, in its discretion, indemnify officers, employees and agents in those circumstances where indemnification is not required by law; (iii) the registrant is required to advance expenses, as incurred, to its directors in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit); (iv) the rights conferred in the Bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (v) the registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, executive officers and employees.

     The registrant's policy is to enter into an indemnification agreement with each of its directors and executive officers that provides the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. In addition, such indemnity agreements provide that directors will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the registrant, on account of their services as directors or executive officers of the registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the registrant. The registrant will not be obligated pursuant to the indemnity agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the board of directors or brought to enforce a right to indemnification under the indemnity agreement, the registrant's Bylaws or any statute or law. Under the agreements, the registrant is not obligated to indemnify the indemnified party
(i) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (ii) for any amounts paid in settlement of a proceeding unless the registrant consents to such settlement; (iii) with respect to any proceeding brought by the registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (iv) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the registrant pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and related laws; (v) on account of the indemnified party's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (vi) on account of any conduct from which the indemnified party derived an improper personal benefit; (vii) on account of conduct the indemnified party believed to be contrary to the best interests of the registrant or its stockholders; (vii) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to the registrant or its stockholders; or (viii) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

     The indemnification provision in the Bylaws and the indemnification agreements entered into between the registrant and its directors may be sufficiently broad to permit indemnification of the registrant's directors for liabilities arising under the Securities Act of 1933.

ITEM 16.  EXHIBITS


 5.1 Opinion of Orrick, Herrington & Sutcliffe LLP, counsel to the registrant, regarding the legality of the common stock
10.1   Private Equity Line Financing Agreement dated as of December
       3, 2001, between Corixa Corporation and BNY Capital Markets,
       Inc.(A)
10.2 Registration Rights Agreement dated as of December 3, 2001, between Corixa Corporation and BNY Capital Markets, Inc.(A)
10.3   First Amendment, dated February 28, 2002, to Private Equity
       Line Financing Agreement dated as of December 3, 2001, between Corixa Corporation and BNY Capital Markets, Inc.(B)
10.4   First Amendment, dated February 28, 2002, to Registration
       Rights Agreement dated as of December 3, 2001, between
       Corixa Corporation and BNY Capital Markets, Inc.(B)
10.5   Form of Warrant issued by Corixa Corporation to Shoreline
       Pacific, LLC and employees thereof on December 3, 2001(A)
23.1   Consent of Ernst & Young LLP, Independent Auditors
23.3   Consent of Orrick, Herrington & Sutcliffe LLP (contained in
       Exhibit 5.1)
24.1   Power of attorney (contained on signature page)+


---------------


(A) Incorporated herein by reference to the registrant's current report on Form 8-K (File No. 0-22891), filed with the SEC on December 17, 2001.



(B) Incorporated herein by reference to the registrant's annual report on Form 10-K (File No. 0-22891), for the year ended December 31, 2001, filed with the SEC on March 1, 2002.


 +  Previously filed.

ITEM 17.  UNDERTAKINGS

     A.  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment of the registration statement) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of a prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; or

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in such post-effective amendment, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 2 to registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the city of Seattle, state of Washington, on the 1st day of March, 2002.


                                          CORIXA CORPORATION

                                          By    /s/ STEVEN GILLIS, PH.D.
                                            ------------------------------------
                                                    Steven Gillis, Ph.D.
                                            Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment no. 2 to registration statement has been signed by the following persons in the capacities indicated below on the 1st day of March, 2002.


                  SIGNATURE                                         TITLE
                  ---------                                         -----

          /s/  STEVEN GILLIS, PH.D                Chairman of the Board and Chief Executive
---------------------------------------------       Officer (Principal Executive Officer)
            Steven Gillis, Ph.D.

            /s/  MICHELLE BURRIS                  Senior Vice President and Chief Financial
---------------------------------------------    Officer (Principal Financial and Accounting
               Michelle Burris                                    Officer)

              *  MICHAEL BIGHAM                                   Director
---------------------------------------------
               Michael Bigham

               *  JOSEPH LACOB                                    Director
---------------------------------------------
                Joseph Lacob

               *  MARK MCDADE                                     Director
---------------------------------------------
                 Mark McDade

              *  ROBERT MOMSEN                                    Director
---------------------------------------------
                Robert Momsen

           *  ARNOLD ORONSKY, PH.D                                Director
---------------------------------------------
            Arnold Oronsky, Ph.D

            *  SAMUEL SAKS, M.D.                                  Director
---------------------------------------------
              Samuel Saks, M.D.

            *  JAMES YOUNG, PH.D                                  Director
---------------------------------------------
             James Young, Ph.D.

---------------

*By:    /s/ STEVEN GILLIS, PH.D.
     ---------------------------------
           Steven Gillis, Ph.D.
             Attorney-In-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER
-------
  5.1     Opinion of Orrick, Herrington & Sutcliffe LLP, counsel to
          the registrant, regarding the legality of the common stock being registered
 10.1     Private Equity Line Financing Agreement dated as of December
          3, 2001, between Corixa Corporation and BNY Capital Markets,
          Inc.(A)
 10.2     Registration Rights Agreement dated as of December 3, 2001, between Corixa Corporation and BNY Capital Markets, Inc.(A)
 10.3     First Amendment, dated February 28, 2002, to Private Equity
          Line Financing Agreement dated as of December 3, 2001,
          between Corixa Corporation and BNY Capital Markets, Inc.(B)
 10.4     First Amendment, dated February 28, 2002, to Registration
          Rights Agreement dated as of December 3, 2001, between
          Corixa Corporation and BNY Capital Markets, Inc.(B)
 10.5     Form of Warrant issued by Corixa Corporation to Shoreline
          Pacific, LLC and employees thereof on December 3, 2001(A)
 23.1     Consent of Ernst & Young LLP, Independent Auditors
 23.2     Consent of Orrick, Herrington & Sutcliffe LLP (contained in
          Exhibit 5.1)
 24.1     Power of attorney (contained on signature page)+


---------------


(A) Incorporated herein by reference to the registrant's current report on Form 8-K (File No. 0-22891), filed with the SEC on December 17, 2001.



(B) Incorporated herein by reference to the registrant's annual report on Form 10-K (File No. 0-22891), filed with the SEC on March 1, 2002.


  +  Previously filed.